Filed Pursuant to Rule 433
Issuer Free Writing Prospectus Dated February 26, 2014
Relating to Preliminary Prospectus Supplement Dated February 25, 2014
Prospectus Dated February 5, 2014
Registration Statement No. 333-193250

WIDEPOINT CORPORATION

7,876,497 Shares

Common Stock

$1.38 per share

This issuer free writing prospectus relates only to the securities described below and should be read together with the prospectus dated February 5, 2014 (the “Base Prospectus”), and the preliminary prospectus supplement related thereto dated February 25, 2014 (the “Preliminary Prospectus Supplement”), included in the Registration Statement on Form S-3 (File No. 333-193250) relating to these securities (the “Registration Statement”). The Registration Statement, the Base Prospectus contained therein and the Preliminary Prospectus Supplement can be accessed through the following link: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&filenum=333-193250&owner=exclude&count=40. The following information supplements and updates the information contained in the Preliminary Prospectus Supplement with respect to the offering of these securities.

Issuer:	WidePoint Corporation (NYSE MKT: WYY)

Securities Offered:	Common Stock, $0.001 par value

Number of Shares Offered:	7,876,497 shares

Over-Allotment Option:	We have granted the underwriter an option for a period of 30 days to purchase up to an additional 1,181,475 shares solely to cover over–allotments, if any.

Public Offering Price:	$1.38 per share

Underwriting Discount:	$0.0828 per share

Estimated Net Proceeds:	$10.0 million assuming we sell the maximum number of shares offered and excluding the exercise of the underwriter’s over-allotment option.

Underwriter:	B. Riley & Co., LLC

WidePoint Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement forming a part thereof and other documents that WidePoint Corporation has filed with the Securities and Exchange Commission for more complete information about WidePoint Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, electronic copies of the prospectus supplement, when available, may be obtained by contacting the Compliance Department, B. Riley & Co., LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025 at (888) 295-0155 and at compliance@brileyco.com.